Exhibit 99.1

July 23, 2015

StanCorp Financial Group, Inc. Reports Second Quarter 2015 Earnings

PORTLAND, Ore. — July 23, 2015 — StanCorp Financial Group, Inc. (“StanCorp”) (NYSE: SFG) today reported net income of $64.3 million, or $1.50 per diluted share for the second quarter of 2015, compared to net income of $40.8 million, or $0.93 per diluted share for the second quarter of 2014. After-tax net capital losses were $0.3 million for the second quarter of 2015, compared to after-tax net capital gains of $0.3 million for the second quarter of 2014.

Net income excluding after-tax net capital losses was $1.51 per diluted share for the second quarter of 2015, compared to $0.93 per diluted share for the second quarter of 2014 (see discussion of non-GAAP financial measures below). The increase was primarily due to more favorable claims experience in Employee Benefits and Individual Disability, partially offset by higher operating expenses and higher commissions and bonuses for the second quarter of 2015.

“Our second quarter results build on our strong start to 2015 with solid earnings in all of our businesses,” said Greg Ness, chairman, president and chief executive officer. “I am especially pleased with increased sales and premium growth, combined with favorable claims experience in Employee Benefits, record earnings in our Individual Disability and Asset Management segments and record commercial mortgage loan originations.”

In a separate release today, StanCorp and Meiji Yasuda Life Insurance Company (“Meiji Yasuda”) announced that they have entered into a definitive agreement under which Meiji Yasuda will acquire all outstanding shares of StanCorp for $115.00 per share in cash. The joint press release can be found on the investor relations page of StanCorp’s website, www.stancorpfinancial.com.

In the second quarter of 2015, operating expenses reflected expenses associated with business growth and an additional $3 million, or $0.05 per diluted share, related to an increase in expenses for the separately announced definitive agreement. Operating expenses also included an expense increase of $2.6 million, or $0.04 per diluted share, due to the adoption of a new mortality table for the Company’s employee retirement plan at the end of 2014.

Year-to-Date

Net income was $120.8 million, or $2.82 per diluted share for the first six months of 2015, compared to $88.9 million, or $2.02 per diluted share for the first six months of 2014. After-tax net capital losses were $5.7 million for the first six months of 2015, compared to $0.4 million for the first six months of 2014.

Net income excluding after-tax net capital losses for the first six months of 2015 was $2.96 per diluted share, compared to $2.03 per diluted share for the first six months of 2014. The increase was primarily due to more favorable claims experience in Employee Benefits and Individual Disability, partially offset by higher operating expenses and higher commissions and bonuses for the first six months of 2015. Operating expenses for the first six months of 2015 reflected additional expenses related to business growth and an expense increase of $5.1 million, or $0.08 per diluted share, for the Company’s employee retirement plan.

Business Segments

Insurance Services

Insurance Services reported income before income taxes of $74.7 million for the second quarter of 2015, compared to $44.0 million for the second quarter of 2014. The increase was primarily due to more favorable claims experience and higher premiums in Employee Benefits and Individual Disability, partially offset by higher operating expenses and higher commissions and bonuses.

Employee Benefits

Employee Benefits reported income before income taxes of $50.1 million for the second quarter of 2015, compared to $36.7 million for the second quarter of 2014. The increase was primarily due to more favorable claims experience and higher premiums, partially offset by higher operating expenses and higher commissions and bonuses, which was a reflection of sales and premium growth.

Employee Benefits premiums increased 4.6% to $488.9 million for the second quarter of 2015 from $467.3 million for the second quarter of 2014. The increase was primarily due to higher annualized new sales in the first six months of 2015 and favorable retention of existing customers.

Employee Benefits annualized new sales were $32.2 million for the second quarter of 2015, compared to $21.0 million for the second quarter of 2014. The increase in sales for the second quarter of 2015 reflected an increase in proposal activity and was in line with the Company’s five-year average for second quarter sales.

The benefit ratio for Employee Benefits, measured as benefits to policyholders and interest credited as a percentage of premiums, was 77.5% for the second quarter of 2015, compared to 82.0% for the second quarter of 2014. The benefit ratio can fluctuate widely from quarter to quarter and tends to be more stable when measured on an annual basis.

The discount rate used for newly established long term disability claim reserves was 4.00% for the second quarter of 2015 and 2014.

The Company’s new money investment rate was 4.41% for the second quarter of 2015, compared to 4.56% for the second quarter of 2014. The 12-month reserve interest margin between the Company’s new money rate and average reserve discount rate was 47 basis points for the second quarter of 2015, compared to 57 basis points for the second quarter of 2014.

Individual Disability

Individual Disability reported income before income taxes of $24.6 million for the second quarter of 2015, a record high quarterly amount, compared to $7.3 million for the second quarter of 2014. The increase was primarily due to more favorable claims experience, partially offset by higher operating expenses.

Individual Disability premiums were $50.9 million for the second quarter of 2015, compared to $48.9 million for the second quarter of 2014. The increase was primarily due to higher annualized new sales in the first six months of 2015 and favorable retention of existing customers.

The benefit ratio for Individual Disability was 43.8% for the second quarter of 2015, compared to 79.3% for the second quarter of 2014. The benefit ratio can fluctuate widely on a quarterly basis and tends to be more stable when measured on an annual basis.

Asset Management

Asset Management reported income before income taxes of $24.5 million for the second quarter of 2015, compared to $22.0 million for the second quarter of 2014. The increase was primarily due to higher net investment income. Commercial mortgage loan prepayment fee revenues and bond call premiums added $5.2 million of income before income taxes for the second quarter of 2015 and $2.7 million for the second quarter of 2014. Compared to prior year periods, income before income taxes decreased $2.7 million for the second quarter of 2015 and increased $0.7 million for the second quarter of 2014, in each case as a result of the change in fair values of the hedging assets and liabilities related to the Company’s equity-indexed annuity product and adjustments associated with the Company’s annual review of deferred acquisition costs and reserves for its equity-indexed annuity business.

Assets under administration, which include assets related to retirement plans, individual fixed annuities and commercial mortgage loans managed for third-party investors, increased 2.3% to $26.62 billion at June 30, 2015 from $26.03 billion at June 30, 2014, primarily reflecting higher equity values and positive cash flows for retirement plan assets under administration, partially offset by the sale of the Company’s private client wealth management business, which included assets under administration of approximately $850 million.

Commercial mortgage loan originations were $544.9 million for the second quarter of 2015, compared to $372.0 million for the second quarter of 2014. The record level of originations for the second quarter of 2015 was the result of increased activity in the commercial real estate market for loans that met the Company’s underwriting standards.

Other

The Other category includes the return on capital not allocated to the product segments, holding company expenses, operations of certain unallocated subsidiaries, interest on debt, unallocated expenses, net capital gains and losses primarily related to the disposition or impairment of the Company’s invested assets and adjustments made in consolidation.

The Other category reported a loss before income taxes of $9.8 million for the second quarter of 2015, compared to a loss before income taxes of $8.7 million for the second quarter of 2014. Net capital losses were $0.5 million for the second quarter of 2015, compared to net capital gains of $0.5 million for the second quarter of 2014. The loss before income taxes excluding net capital losses was $9.3 million for the second quarter of 2015, compared to the loss before income taxes excluding net capital gains of $9.2 million for the second quarter of 2014. The increase in the loss before income taxes excluding net capital losses, was primarily due to an increase in operating expenses, partially offset by an increase in net investment income.

Cash and Investments

At June 30, 2015, the Company’s total cash and investments consisted of 56.3% fixed maturity securities, 39.1% commercial mortgage loans, 2.0% cash and cash equivalents, and 2.6% real estate and other invested assets. The overall weighted-average credit rating of the fixed maturity securities portfolio was A- (Standard & Poor’s) at June 30, 2015.

At June 30, 2015, commercial mortgage loans in the Company’s investment portfolio totaled $5.51 billion on approximately 6,540 commercial mortgage loans. The average loan balance retained by the Company in the portfolio was $0.8 million. Commercial mortgage loans more than 60 days delinquent were 0.16% and 0.26% of the portfolio balance at June 30, 2015 and 2014, respectively.

Book Value

The Company’s book value per share increased 1.0% to $52.93 at June 30, 2015 from $52.42 at June 30, 2014. Accumulated other comprehensive income (“AOCI”) decreased $160.2 million to $65.7 million at June 30, 2015 from $225.9 million at June 30, 2014, primarily due to a decrease in net unrealized gains in the Company’s fixed maturity securities portfolio as a result of an increase in market interest rates. The Company’s book value per share excluding AOCI increased 8.9% to $51.37 at June 30, 2015 from $47.16 at June 30, 2014 (see discussion of non-GAAP financial measures below).

Capital Management

Share Repurchases

The Company did not repurchase shares in the second quarter of 2015. The decision to make purchases under the Company’s share repurchase authorization is based on the Company’s assessment of market conditions for its common stock, capital levels, the overall economy, potential growth opportunities, acquisition opportunities and other priorities for capital use.

At June 30, 2015, the Company had 2.0 million shares remaining under its repurchase authorization. Diluted weighted-average shares outstanding were 42,816,712 for the second quarter of 2015, compared to 43,710,063 for the second quarter of 2014.

Available Capital

The Company’s available capital was approximately $590 million at June 30, 2015, compared to $565 million at March 31, 2015. The $25 million increase was primarily due to income from the Company’s statutory insurance subsidiaries, partially offset by allocations for expected annual shareholder dividends and interest for the second quarter of 2015. Available capital includes capital at its statutory insurance subsidiaries in excess of the Company’s target risk-based capital (“RBC”) ratio of 300% and cash and capital at the holding company and non-insurance subsidiaries. The RBC ratio was approximately 435% at June 30, 2015.

Non-GAAP Financial Measures

Financial measures that exclude after-tax net capital gains and losses and AOCI are non-GAAP (“Generally Accepted Accounting Principles in the United States”) measures. To provide investors with a broader understanding of earnings, the Company provides net income per diluted share excluding after-tax net capital gains and losses, along with the GAAP measure of net income per diluted share, because capital gains and losses are not likely to occur in a stable pattern.

Net income return on average equity excluding after-tax net capital gains and losses from net income and AOCI from equity is furnished along with the GAAP measure of net income return on average equity because management believes providing both measures gives investors a broader understanding of net income return on average equity. Measuring net income return on average equity without AOCI excludes the effect of market value fluctuations of the Company’s fixed maturity securities associated with changes in interest rates and other market data. Management believes that measuring net income return on average equity without AOCI is important to investors because the turnover of the Company’s portfolio of fixed maturity securities may not be such that unrealized gains and losses reflected in AOCI are ultimately realized. Furthermore, management believes exclusion of AOCI provides investors with a better measure of return.

A reconciliation of non-GAAP financial measures to the comparable GAAP measures is provided in the table below, under “Unaudited Statistical and Operating Data at or for the Periods Indicated.”

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its subsidiaries marketed as The Standard — Standard Insurance Company, The Standard Life Insurance Company of New York, Standard Retirement Services, StanCorp Mortgage Investors, StanCorp Investment Advisers, StanCorp Real Estate and StanCorp Equities — is a leading provider of financial products and services. StanCorp’s subsidiaries offer group and individual disability insurance, group life and accidental death and dismemberment insurance, group dental and group vision insurance, absence management services, retirement plans products and services, individual annuities, and the origination and servicing of fixed-rate commercial mortgage loans. For more information about StanCorp Financial Group, Inc., visit its investor relations website at www.stancorpfinancial.com.

Conference Call

In light of the announcement that Meiji Yasuda has agreed to acquire StanCorp, company management will not be holding an investor and analyst conference call to review the Company’s second quarter 2015 results.

Forward-Looking Information

Some of the statements contained in this earnings release, including estimates, projections, expected operating results, statements related to business plans, strategies, objectives and the assumptions upon which those statements are based, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act. Forward-looking statements also include, without limitation, any statement that includes words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “seeks,” “will be,” “will continue,” “will likely result” and similar expressions that are predictive in nature or that depend on or refer to future events or conditions. The Company’s forward-looking statements are not guarantees of future performance and involve uncertainties that are difficult to predict. They involve risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. The risks and uncertainties are detailed in reports filed by StanCorp with the Securities and Exchange Commission, including Forms 10-Q and 10-K.

As a provider of financial products and services, the Company’s actual results of operations may vary significantly in response to economic trends, interest rates, investment performance, claims experience, operating expenses and pricing. Given these uncertainties or circumstances, investors are cautioned not to place undue reliance on forward-looking statements as a predictor of future results. The Company assumes no obligation to publicly update or revise any forward-looking statements including annual guidance, whether as a result of new information, future events or otherwise.

The following factors could cause the Company’s results to differ materially from management expectations suggested by forward-looking statements:

•	Growth of sales, premiums, annuity deposits, cash flows, assets under administration including performance of equity investments in the separate account, gross profits and profitability.

•	Availability of capital required to support business growth and the effective use of capital, including the ability to achieve financing through debt or equity.

•	Changes in liquidity needs and the liquidity of assets in its investment portfolios, including the ability to pledge collateral as required.

•	Performance of business acquired through reinsurance or acquisition.

•	Changes in financial strength and credit ratings.

•	Changes in the regulatory environment at the state or federal level.

•	Changes in accounting standards, practices or policies.

•	Findings in litigation or other legal proceedings.

•	Intent and ability to hold investments consistent with its investment strategy.

•	Receipt of dividends from, or contributions to, its subsidiaries.

•	Adequacy of the diversification of risk by product offerings and customer industry, geography and size, including concentration of risk, especially inherent in group life products.

•	Adequacy of asset-liability management.

•	Events of terrorism, natural disasters or other catastrophic events, including losses from a disease pandemic.

•	Benefit ratios, including changes in claims incidence, severity and recovery.

•	Levels of customer persistency.

•	Adequacy of reserves established for future policy benefits.

•	The effect of changes in interest rates on reserves, policyholder funds, investment income, bond call premiums and commercial mortgage loan prepayment fees.

•	Levels of employment and wage growth and the impact of rising benefit costs on employer budgets for employee benefits.

•	Competition from other insurers and financial services companies, including the ability to competitively price its products.

•	Ability of reinsurers to meet their obligations.

•	Availability, adequacy and pricing of reinsurance and catastrophe reinsurance coverage and potential charges incurred.

•	Achievement of anticipated levels of operating expenses.

•	Adequacy of diversification of risk within its fixed maturity securities portfolio by industries, issuers and maturities.

•	Adequacy of diversification of risk within its commercial mortgage loan portfolio by borrower, property type and geographic region.

•	Credit quality of the holdings in its investment portfolios.

•	The condition of the economy and expectations for interest rate changes.

•	The effect of changing levels of bond call premiums, commercial mortgage loan prepayment fees and commercial mortgage loan participation levels on cash flows.

•	Experience in delinquency rates or loss experience in its commercial mortgage loan portfolio.

•	Adequacy of commercial mortgage loan loss allowance.

•	Concentration of commercial mortgage loan assets collateralized in certain states such as California.

•	Environmental liability exposure resulting from commercial mortgage loan and real estate investments.

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Attachments

Contacts

Investor Relations and Financial Media

Jeff Hallin

Vice President, Investor Relations and Capital Markets

(971) 321-6127

jeff.hallin@standard.com

General Media

Justin Delaney

Vice President External Affairs & Associate Counsel

(971) 321-8541

justin.delaney@standard.com

STANCORP FINANCIAL GROUP, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in millions-except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues:
Premiums:
Insurance Services	$539.8	$516.2	$1,068.2	$1,023.7
Asset Management	2.8	3.0	6.5	5.6

Total premiums	542.6	519.2	1,074.7	1,029.3

Administrative fees:
Insurance Services	4.2	4.3	8.2	8.5
Asset Management	33.8	33.1	67.5	65.3
Other	(4.9)	(4.8)	(9.9)	(9.6)

Total administrative fees	33.1	32.6	65.8	64.2

Net investment income:
Insurance Services	79.4	79.4	157.0	158.0
Asset Management	75.0	72.2	146.2	141.7
Other	4.9	3.2	9.4	9.0

Total net investment income	159.3	154.8	312.6	308.7

Net capital (losses) gains:
Total other-than-temporary impairment losses on fixed maturity securities—available- for-sale	(1.6)	(0.1)	(1.6)	(0.1)
All other net capital gains (losses)	1.1	0.6	(7.5)	(0.5)

Total net capital (losses) gains	(0.5)	0.5	(9.1)	(0.6)

Total revenues	734.5	707.1	1,444.0	1,401.6

Benefits and expenses:
Benefits to policyholders	404.7	426.2	803.4	827.3
Interest credited	40.9	40.6	82.0	84.1
Operating expenses	128.2	115.3	250.1	228.4
Commissions and bonuses	53.4	49.7	114.1	101.5
Premium taxes	9.6	8.1	18.7	17.2
Interest expense	7.7	7.9	15.5	16.3
Net decrease (increase) in deferred acquisition costs, value of business acquired and other intangible assets	0.6	2.0	(6.6)	0.8

Total benefits and expenses	645.1	649.8	1,277.2	1,275.6

Income (loss) before income taxes:
Insurance Services	74.7	44.0	149.6	103.8
Asset Management	24.5	22.0	43.9	38.4
Other	(9.8)	(8.7)	(26.7)	(16.2)

Total income before income taxes	89.4	57.3	166.8	126.0
Income taxes	25.1	16.5	46.0	37.1

Net income	$64.3	$40.8	$120.8	$88.9

Net income per common share:
Basic	$1.52	$0.94	$2.86	$2.04
Diluted	1.50	0.93	2.82	2.02
Weighted-average common shares outstanding:
Basic	42,248,656	43,311,156	42,190,017	43,602,275
Diluted	42,816,712	43,710,063	42,763,036	44,027,747

STANCORP FINANCIAL GROUP, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(Dollars in millions)

	June 30, 2015	December 31, 2014
A S S E T S
Investments:
Fixed maturity securities—available-for-sale (amortized cost of $7,652.8 and $7,390.0)	$7,936.9	$7,773.7
Commercial mortgage loans, net	5,514.7	5,321.1
Real estate, net	28.5	37.0
Other invested assets	345.6	301.6

Total investments	13,825.7	13,433.4
Cash and cash equivalents	281.2	251.1
Premiums and other receivables	128.7	118.4
Accrued investment income	109.3	108.0
Amounts recoverable from reinsurers	999.4	994.2
Deferred acquisition costs, value of business acquired and other intangible assets, net	382.0	381.0
Goodwill	36.0	36.0
Property and equipment, net	80.9	79.3
Other assets	91.9	129.4
Separate account assets	7,431.4	7,179.8

Total assets	$23,366.5	$22,710.6

L I A B I L I T I E S A N D S H A R E H O L D E R S’ E Q U I T Y
Liabilities:
Future policy benefits and claims	$5,827.0	$5,832.3
Other policyholder funds	6,868.7	6,537.8
Deferred tax liabilities, net	37.5	60.0
Short-term debt	1.0	1.1
Long-term debt	503.9	503.9
Other liabilities	458.7	440.1
Separate account liabilities	7,431.4	7,179.8

Total liabilities	21,128.2	20,555.0

Commitments and contingencies
Shareholders’ equity:
Preferred stock, 100,000,000 shares authorized; none issued	—	—
Common stock, no par, 300,000,000 shares authorized; 42,289,837 and 42,077,825 shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively	15.8	5.3
Accumulated other comprehensive income	65.7	114.3
Retained earnings	2,156.8	2,036.0

Total shareholders’ equity	2,238.3	2,155.6

Total liabilities and shareholders’ equity	$23,366.5	$22,710.6

STANCORP FINANCIAL GROUP, INC.

UNAUDITED STATISTICAL AND OPERATING DATA

AT OR FOR THE PERIODS INDICATED

(Dollars in millions-except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Benefit ratio:
% of total revenues:
Employee Benefits (including interest credited)	67.9%	71.3%	67.8%	70.8%
Individual Disability	34.2	62.3	34.5	52.3
% of total premiums:
Employee Benefits (including interest credited)	77.5%	82.0%	77.5%	81.4%
Individual Disability	43.8	79.3	44.0	66.8

Reconciliation of non-GAAP financial measures:
Net income	$64.3	$40.8	$120.8	$88.9
After-tax net capital (losses) gains	(0.3)	0.3	(5.7)	(0.4)

Net income excluding after-tax net capital (losses) gains	$64.6	$40.5	$126.5	$89.3

Net capital (losses) gains	$(0.5)	$0.5	$(9.1)	$(0.6)
Tax (benefit) expense on net capital (losses) gains	(0.2)	0.2	(3.4)	(0.2)

After-tax net capital (losses) gains	$(0.3)	$0.3	$(5.7)	$(0.4)

Net income per diluted common share:
Net income	$1.50	$0.93	$2.82	$2.02
After-tax net capital losses	(0.01)	—	(0.14)	(0.01)

Net income excluding after-tax net capital losses	$1.51	$0.93	$2.96	$2.03

Shareholders’ equity			$2,238.3	$2,251.6
Accumulated other comprehensive income			65.7	225.9

Shareholders’ equity excluding accumulated other comprehensive income			$2,172.6	$2,025.7

Net income return on average equity			11.0%	8.1%
Net income return on average equity (excluding accumulated other comprehensive income)			11.5	8.8
Net income return on average equity (excluding after-tax net capital losses and accumulated other comprehensive income)			12.0	8.8

Statutory data-insurance subsidiaries:*
Net gain from operations before federal income taxes and realized capital gains (losses)	$69.1	$48.3	$139.4	$98.9
Net gain from operations after federal income taxes and before realized capital gains (losses)	57.6	40.4	120.5	81.3

			June 30, 2015	December 31, 2014
Capital and surplus			$1,221.9	$1,228.4
Asset valuation reserve			106.1	106.2

*	Statutory data represents Standard Insurance Company and The Standard Life Insurance Company of New York.